Exhibit 99.1

April 4, 2016

Magellan Midstream and TransMontaigne Jointly Assess Development of South Texas Refined Products Pipeline

Tulsa, OK and Denver, CO — Magellan Midstream Partners, L.P. (NYSE: MMP) and TransMontaigne Partners L.P. (NYSE: TLP) announced today they are jointly assessing the development of a new refined products pipeline in South Texas.

The potential project would include construction of an approximately 150-mile, 16-inch diameter pipeline capable of transporting 150,000 barrels per day (bpd) of gasoline, diesel fuel, propane and condensate from Magellan’s Corpus Christi, Texas terminal to TransMontaigne’s Brownsville, Texas terminal to meet market demand in Brownsville and other South Texas markets or for ultimate delivery to Mexico via truck, rail or connections to pipelines owned by TransMontaigne and third parties. If warranted by additional demand, the pipeline capacity could be expanded to 250,000 bpd.

Subject to receipt of necessary permits, regulatory approvals and sufficient customer demand, the potential pipeline could be operational by the end of 2018.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. (NYSE: TLP) is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Southeast. TransMontaigne provides integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. TransMontaigne does not purchase or market products that they handle or transport. More information is available at www.transmontaignepartners.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. and TransMontaigne Partners L.P. believe any such statements are based on reasonable assumptions, actual outcomes may be materially different. Key risk factors associated with the potential project include without limitation: (1) the ability to negotiate and sign definitive agreements between the project sponsors and with potential customers; (2) the ability to obtain all required rights-of-way, permits and regulatory or other approvals on a timely basis and (3) further evaluation of the viability of the potential project once additional necessary engineering and commercial assessments are complete. Additional risk factors are listed in the companies’ reports filed with the Securities and Exchange Commission. The companies undertake no obligation to revise these forward-looking statements to reflect events or circumstances occurring after today’s date.

Magellan:	Paula Farrell, Investor Relations	(918) 574-7650	paula.farrell@magellanlp.com

	Bruce Heine, Media Relations	(918) 574-7010	bruce.heine@magellanlp.com

TransMontaigne: Robert Fuller, CFO		(303) 626-8200